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                                                                Exhibit 99.23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333 - 60304 on Form N-1A of Lord Abbett Blend Trust - Lord Abbett Small-Cap Blend Fund, of our report dated September 24, 2004 on the financial statements of Lord Abbett Blend Trust - Lord Abbett Small-Cap Blend Fund for the year ended July 31, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


/s/Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
New York, New York
September 30, 2004